UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2026

ProFrac Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41388	87-2424964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Shops Boulevard, Suite 301, Willow Park, Texas	76087
(Address of principal executive offices)	(Zip Code)

(254) 776-3722

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ACDC	The Nasdaq Global Select Market
Nasdaq Texas, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Fifth Amendment to Alpine Term Loan Credit Agreement

Reference is made to that certain Term Loan Credit Agreement, dated December 27, 2023, by and among Alpine Holding II, LLC (“Alpine Holding”), PF Proppant Holding, LLC (“PFP Holding”), the subsidiary guarantor parties thereto (the “Subsidiary Guarantors”), the several lenders thereto (the “Lenders”) and CLMG Corp., as the agent and collateral agent (the “Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Alpine Term Loan Credit Agreement”). On September 11, 2026, the parties to the Alpine Term Loan Credit Agreement and ProFrac Holding Corp. (the “Company”) entered into Amendment No. 5 to Term Loan Credit Agreement and Amendment No. 2 to Guarantee Agreement (the “Fifth Amendment” and the Alpine Term Loan Credit Agreement, as amended by the Fifth Amendment, the “Amended Alpine Term Loan Credit Agreement”). Capitalized terms used and not otherwise defined in this summary of the Fifth Amendment have the meanings provided in the Amended Alpine Term Loan Credit Agreement.

Under the terms of the Fifth Amendment, among other changes: (i) PFP Holding may elect for 675 basis points of the interest rate applied to outstanding principal on any interest payment date occurring on September 1, 2026 and for twelve (12) months thereafter to be paid in kind and added to the outstanding principal balance of the Term Loans; (ii) the maturity date was extended from January 26, 2029 to February 15, 2030; (iii) the amortization payment required to be made by PFP Holding with respect to each of the calendar quarters ending September 30, 2026, December 31, 2026, March 31, 2027, June 30, 2027, September 30, 2027, December 31, 2027 and March 31, 2028 was reduced from $15,000,000 per quarter to $0 per quarter, increasing to $10,000,000 per quarter thereafter, and reverting to $15,000,000 per quarter upon repayment in full of ProFrac Holdings II, LLC’s Senior Secured Floating Rate Notes due 2029; (iv) the Borrower will be required to prepay Term Loans in an amount equal to 100% of excess cash flow each quarter; (v) the Unsecured ProFrac Guarantee was amended to restrict distributions by the Company of cash or other property, subject to customary exceptions and a $1,000,000 annual basket; (vi) certain negative covenants were curtailed; and (vii) the Affiliate Loan Assignment and Cancellation described in further detail below was permitted.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Affiliate Loan Assignment and Cancellation

Concurrently with the Fifth Amendment, a Lender assigned $60,000,000 aggregate principal amount of Term Loans (the “2026 Term Loans”) to THRC Holdings, LP (“THRC”) and Farris C. Wilks, a natural person (“FW” and, together with THRC, the “Affiliate Loan Lenders”), of which $34,320,000 was assigned to THRC and $25,680,000 was assigned to FW. The 2026 Term Loans were designated as a new and separate class of Term Loans. Concurrently with such assignment, ProFrac GDM, LLC, a Texas limited liability company and directly or indirectly wholly-owned subsidiary of the Company, sold to the Affiliate Loan Lenders, pursuant to stock transfer agreements (the “Flotek Share Transfer Agreements”), an aggregate of 2,306,806 shares of common stock, par value $0.0001 per share, of Flotek Industries, Inc., in exchange for the Affiliate Loan Lenders’ agreement that the 2026 Term Loans be repaid in full and cancelled. Upon closing of the Flotek Share Transfer Agreements, the 2026 Term Loans (including any prepayment premium or make-whole amount) were deemed repaid in full and cancelled, and the Company’s guaranty obligations with respect to the 2026 Term Loans were satisfied and released.

Messrs. Dan H. Wilks and Farris C. Wilks are brothers and are the founders and principal stockholders of the Company. THRC is an entity affiliated with Dan H. Wilks. As reported in the Company’s Definitive Proxy Statement for its 2026 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 27, 2026, Messrs. Dan Wilks and Farris Wilks and entities owned by or affiliated with them and certain individuals affiliated with such entities beneficially own 151,291,798 shares of our Common Stock, representing approximately 82.32% of the voting power of the Company as of April 1, 2026.

The foregoing description of the Flotek Share Transfer Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Flotek Share Transfer Agreements, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 to this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Flotek Share Transfer Agreement, dated as of September 11, 2026, by and between ProFrac GDM, LLC and THRC Holdings, LP.

10.2*	Flotek Share Transfer Agreement, dated as of September 11, 2026, by and between ProFrac GDM, LLC and Farris C. Wilks.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFRAC HOLDING CORP.

Dated: September 16, 2026	By:	/s/ Steven Scrogham
Steven Scrogham
Chief Legal Officer, Chief Compliance Officer and Corporate Secretary